Exhibit 5.2
Paris, January 28, 2011
TOTAL S.A.
2, place Jean Millier
La Défense 6
92400 Courbevoie
France
Total Capital S.A.
2, place Jean Millier
La Défense 6
92400 Courbevoie
France
Total Capital Canada Ltd.
2900, 240 – 4th Avenue S.W.
Calgary, Alberta, T2P 4H4
Canada
Dear Ladies and Gentlemen:
In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $500,000,000 principal amount of 4.125% notes due 2021 (the “Total Capital Notes”) of Total Capital S.A., a société anonyme organized under the laws of the Republic of France (“Total Capital”), and of $750,000,000 principal amount of 1.625% notes due 2014 and $750,000,000 principal amount of floating rate notes due 2014 (the “Total Canada Notes”) of Total Capital Canada Ltd., a corporation incorporated under the laws of Alberta, Canada (“Total Canada”), and the related guarantees of the Total Capital Notes and of the Total Canada Notes (the “Guarantees”) by TOTAL S.A., a société anonyme organized under the laws of France (“TOTAL”), I, as Group U.S. Counsel of TOTAL, have examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion.
Upon the basis of such examination, I advise you that, in my opinion:
(1)	when (i) the Indenture relating to the Total Capital Notes has been duly authorized, executed and delivered, (ii) the Total Capital Notes have been duly executed and authenticated in accordance with such Indenture, (iii) the text of the Guarantee related to the Total Capital Notes has been endorsed on the Total Capital Notes as contemplated in such Indenture, and (iv) the Total Capital Notes have been issued and sold as contemplated in the Registration Statement:

(a)	the Total Capital Notes will constitute valid and legally binding obligations of Total Capital, and

(b)	the Guarantee related to the Total Capital Notes will constitute a valid and legally binding obligation of TOTAL, subject in each case to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;
(2)	when (i) the Indenture relating to the Total Canada Notes has been duly authorized, executed and delivered, (ii) the Total Canada Notes have been duly executed and authenticated in accordance with such Indenture, (iii) the text of the Guarantee related to the Total Canada Notes has been endorsed on the Total Canada Notes as contemplated in such Indenture, and (iv) the Total Canada Notes have been issued and sold as contemplated in the Registration Statement:
(a)	the Total Canada Notes will constitute valid and legally binding obligations of Total Canada, and

(b)	the Guarantee related to the Total Canada Notes will constitute a valid and legally binding obligation of TOTAL, subject in each case to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
The foregoing opinion is limited to the laws of the State of New York, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. I understand you are relying as to all matters governed by the laws of the Republic of France upon the opinion dated the date hereof of Peter Herbel, General Counsel to TOTAL, and as to matters governed by the laws of Canada upon the opinion dated the date hereof of Bennett Jones LLP, Canadian counsel to TOTAL and Total Canada, which opinions are being delivered to you by such counsels.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Total Capital Notes, the Total Canada Notes and the Guarantees and to the references to me under the caption “Validity of Securities” in the Prospectus included therein. In giving such consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Jonathan E. Marsh
Jonathan E. Marsh
Group U.S. Counsel